SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 4, 2009

SIMMONS COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-124138	20-0646221

(Commission File Number)	(I.R.S. Employer Identification No.)

One Concourse Parkway, Suite 800
Atlanta, Georgia	30328-6188

(Address of Principal Executive Offices)	(Zip Code)

770-512-7700
(Registrant’s Telephone Number, Including Area Code)

NA
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

As previously disclosed on February 5, 2009, the ad hoc committee (the “Committee”) of holders of Simmons Bedding Company's (“Simmons Bedding”), a subsidiary of Simmons Company, $200 million 7.785% senior subordinated notes (the "Notes") has approved a forbearance agreement with Simmons Bedding, pursuant to which the members of that Committee have agreed to refrain from enforcing their respective rights and remedies under the Notes and the related indenture for the duration of the forbearance period, which runs through March 31, 2009.  The Company and the Committee have subsequently agreed not to seek approval from any additional Note holders to make the forbearance agreement effective.  Thus, the agreement is effective February 4, 2009, the date it was originally executed by the parties.  Pursuant to the terms of the forbearance agreement, the Committee has the obligation to take any actions that are necessary to prevent an acceleration of the Notes during the forbearance period.

Moreover, because the Committee's holdings represent more than a majority of the Notes, the Committee has the power under the indenture to rescind any acceleration of the Notes by either the trustee or the minority holders of the Notes, allowing the forbearance period to run through March 31, 2009 and providing time for Simmons Bedding to pursue an organized financial restructuring.

The final version of the forbearance agreement is filed with this Form 8-K as Exhibit 10.1, and its contents are incorporated by reference into this Item 1.01.

Item 8.01.  Other Events

The board of directors has formed a special committee of independent directors to evaluate and oversee proposals for the restructuring of the Company's debt obligations, including evaluating other strategic alternatives for the Company.

On February 10, 2009, Simmons Bedding issued a press release confirming the effectiveness of its forbearance agreement to the Notes.  A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

10.1           Forbearance Agreement to the Indenture
99.1           Simmons Bedding Press Release, dated February 10, 2009

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, Simmons Company has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

SIMMONS COMPANY

By:	/s/ William S. Creekmuir
William S. Creekmuir
Executive Vice President and Chief Financial Officer

Date:	February 17, 2009